Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Class Acceleration Corp. (formerly known as Class Acquisition Corporation) (the “Company”) on Amendment No. 1 to Form S-1 of our report dated October 13, 2020, except for Note 1, as to which the date is December 30, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Class Acceleration Corp. (formerly known as Class Acquisition Corporation) as of October 2, 2020 and for the period from August 24, 2020 (inception) through October 2, 2020, appearing in the Registration Statement on Form S-1 of Class Acceleration Corp. (formerly known as Class Acquisition Corporation), filed on December 30, 2020.

/s/ Marcum llp

Marcum llp
New York, NY
January 8, 2021